EXHIBIT 99.2

On July 30, 2014, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Good day everyone and welcome to the inTEST Corporation's 2014 Second Quarter Financial Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time, if you have a question you will need to press Star 1 on your pushbutton telephone.

As a reminder this conference is being recorded. A replay will be accessible at www.intest.com. I would now like to turn the call over to Ms. Laura Guerrant, inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you operator and thank you for joining us for inTEST 2014 Second Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products Segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products Segments.

Mr. Matthiessen will briefly review highlights from the second quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the third quarter of 2014. We'll then have time for any questions.

If you've not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.intest.com. Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements do not convey historical information but relate to predicted or potential future events and are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include but are not limited to changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in the company's SEC filings including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events. And with that let me now turn the call over to Robert Matthiessen. Please go ahead Bob.

Robert Matthiessen:

Thanks Laura. I'd like to welcome everyone to our 2014 Second Quarter Conference Call. While Hugh will review the financial results in detail, I'll review some of the highlights and we'll discuss our markets and what we are seeing in our customer base.

As we noted last quarter we expect 2014 to be a good year for inTEST -- in fact better than 2013 -- and that has not changed. Our confidence is fueled by the momentum and strength of our business reflecting strong demand and customer adoption of our new products from a wide range of customers in all three of our business segments. Quote activity continues to be strong, translating into second quarter bookings growth of 24% sequentially and 15% on a year over year basis. Our thermal non-semiconductor related business has increased in both absolute dollars and as a percentage of revenues. Second quarter 2014 bookings derived from non-semi test increased 85% as compared to the first quarter and accounted for 28% of second quarter bookings. Second quarter 2014 net revenues derived from non-semi test showed a significant improvement of 140% over the first quarter, and accounted for 23% of second quarter net revenues. Recall at the end of the second quarter of last year we revised the non-semi related historical bookings and revenue figures to include service, which had previously not been included. We exceeded guidance in both net revenues and net earnings, and recorded our 19th consecutive quarter of profitability. Operating income of $2.0 million for the second quarter of 2014 increased by over 400% as compared with the previous quarter, primarily attributable to gross margin expansion. inTEST Corporation has demonstrated that during periods of cyclically declining revenues, the Company is structured such that we can remain profitable. In addition, we reported a positive book-to-bill ratio for the quarter and have a solid balance sheet with no debt.

Now let me turn to the segments in which we operate, and I'll start with Thermal Products.

Our Thermal Products segment is our largest, most profitable and diversified division and is providing inTEST with significant growth opportunities in the future. Through the strategic diversification of our Thermal Products segment we are creating new opportunities in industrial testing and broadening our end market penetration. Our solutions are highly engineered and application specific and often create or operate in extreme temperature environments. These thermal test systems are highly customizable and can be readily adapted not only to our traditional semi market but also to electronics test applications in various growth markets including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications.

Thermal segment bookings for the second quarter were $6.1 million, up 8% compared with thermal bookings for the first quarter. Thermal segment revenues for the second quarter were also $6.1 million, up nearly 17% over our first quarter.

Bookings in Asia increased 32% in the second quarter compared to the first quarter. 36% of Asia's bookings were to semi customers and 64% were to non-semi customers. This is a substantial shift in mix compared to Q1 where 71% of bookings were to semi customers and 29% to non-semi customers. Quarterly non-semi growth was fueled by an upsurge in optical transceiver orders out of Taiwan and China.

North American bookings were up 9% over Q1 with semi-related bookings up 7.5% and non-semi bookings up 11%. Overall business activity picked up with a rise in the total number of customers of 45% for Q2 2014 over Q1.

Four of the top five customers for our Thermal Products segment in Q2 were semiconductor related, accounting for 16% of bookings. These four customers purchased systems across the entire product range - ThermoStreams, ThermoChucks, Chambers, and Thermal Platforms.

Custom chambers for use in burn-in applications resulted in two significant orders. For one of these two customers a cryogenic chamber was designed for a long-term device test and characterization of ICs for the oil field sector. The second of these customers received a mechanically cooled chamber for a similar application but in the communications field.

Also we have been selected as the vendor of choice for two applications providing temperature conditioning chambers for use in production tests of MEMS devices. One of these applications is for "Low G" devices used for detection of movement and orientation for use in cell phones and other similar products, and the other application is for "High G" devices used in airbag deployment in automobiles.

In Europe, non-semi orders exceeded 50% for the first time. Also two OEM products that have been on hold for 18 months are once again active. One project is for use in test systems for LCD displays and the other is for use and test systems for radar modules.

Turning to the Mechanical Products segment, as we noted in last quarter's call we had expected more significant growth in revenues in this segment as we moved through 2014. And that definitely bore out. While second quarter bookings of $4.2 million increased 41% over first quarter mechanical bookings, mechanical sales of $4.1 million were a robust increase of 102% over first quarter. Q2 was our best bookings quarter since Q2 of 2011, and bookings were broad-based across several customers.

Multiple Cobal 500 test head manipulator orders were delivered to Asian customers. The Cobal 500 has also been approved by a major domestic IDM for use with the Teradyne J750EX and the J750HD testers.

We received our first order from a major IDM for our new IntellaDOCK, a highly automatic docking system. Deliveries will occur in Q3 with additional orders forecast and we have initiated a pilot run of off shore manufacture of one our manipulator lines. We expect first product to be delivered in Q4 of 2014.

Now let me turn to our Electrical Products segment. Bookings for the second quarter of $2.4 million increased 52% over Q1. Q2 electrical revenues were $2.1 million, up 39% compared with first quarter.

Our new inFLEX wafer probe interface for the Teledyne Flex family of testers has been evaluated and approved by three companies. The first unit sold was delivered at the end of Q1 2014 with additional units shipped in Q2.

We also received the first order for a new high pin count mixed signal probe interface from a large domestic IDM. This design is now underway with first delivery scheduled for Q3 of 2014. We developed a new probe interface for the Advantest 93K tester during Q1 with the first orders delivered during the second quarter of 2014.

And finally we delivered the first A production interfaces to a large domestic IDM during the quarter with four more having been ordered.

Before I turn the call over to Hugh, let me give you some perspective on the markets we serve and why our confidence for a stronger 2014 remains solid. We are at the halfway mark for the year and as I think about where we've been and what lies ahead of us we've accomplished a great deal already and are poised to deliver a full year of strong earnings growth. While guidance for the third quarter is reflective of the industry's normal seasonal patterns, our results for the first half of the year have been stronger than in the prior year and our quote activity and customer adoption of our new products is strong.

We are growing inTEST on the base of the semiconductor business. We've increased our footprint in the thermal test solution area and serve a number of vertical markets outside of semi, which we have significant exposure to. As you know, our business is variable, especially the semiconductor business, and we can see fluctuations on a quarter over quarter basis. It's an inherent aspect of that industry. Thus, by its very nature, semi as a percent of revenue is not a linear path for us. It expands and contracts from time to time, which causes that number to fluctuate, usually as a result of timing issues. As you saw this quarter, while our Thermal Products segment's non-semi demand was up, its semi business declined due to digestion by certain customers. We see our Thermal Products segment semi business picking up in the second half of the year. In addition, we expect revenues from our nuclear opportunity to be an additive to revenues in 2015, which will serve to increase non-semi for 2015. We see this opportunity to be roughly $5.0 million, give or take $1.0 or $2.0 million.

Technological forces that are driving opportunity for inTEST include the Internet of Things; for pervasive connectivity with faster, lighter, and smaller mobile devices fundamentally changing the way we live and work; improved efficiency that optimizes product's environmental impact; and reliability to enhance confidence in new products while reducing the cost of ownership.

Our technology driven innovation will provide inTEST with significant growth opportunities in the future. Our long term objective is to grow and transform the Company into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. Leveraging the strength of our semiconductor business we have increased our footprint and expanded into a thermal test solutions provider offering comprehensive product portfolio capable of addressing growth markets in both the semiconductor and the non-semiconductor sectors, including automotive, consumer electronics, defense aerospace, energy, industrial, and telecommunications. We believe the conditions for our long-term success remain firmly in place.

And with that I'd like to turn the call over to Hugh who will provide a detailed review of Q2 numbers and discuss our guidance for the third quarter. Hugh.

Hugh Regan, Jr.:

Thanks Bob. Second quarter 2014 end user net revenues were $11.3 million, or 92% of net revenues compared with first quarter 2014 end user net revenues of $8.8 million. OEM net revenues were $1.0 million or 8% of net revenues, down from $1.4 million or 16% for the first quarter of 2014. As noted earlier, net revenues for markets outside of semiconductor test were $2.9 million, or 23% of net revenues compared with $1.2 million or 14% of net revenues in the first quarter.

The Company's gross margin for the second quarter was $6.1 million, or 49%. That's compared with $4.2 million or 48% in the first quarter. The improvement in the gross margin was the result of a decrease in our fixed manufacturing costs as a percentage of our net revenues, which declined from 17% of first quarter net revenues to 12% of second quarter net revenues. And these costs were $1.5 million for both the first and the second quarters of 2014.

This improvement was partially offset by an increase in our component material costs, which increased from 33.0% in the first quarter to 35.4% in the second quarter. Our Mechanical and Thermal Products segments both experienced increases in their component material costs during the second quarter. Our Mechanical Products segments component material costs increased from 38.7% in Q1 to 41.6% in Q2 while our Thermal Products segment saw its component material costs grow from 28.1% in Q1 to 30.5% in Q2. The increase in the component material cost in both segments was driven by changes in product mix. Our Electrical Products segments component material costs declined from 42.1% in Q1 to 37.6% in Q2 due to changes in customer mix.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense for the second quarter was $1.5 million, compared with $1.3 million for the first quarter, an increase of $204,000 or 15%. The increase was due to higher levels of sales commission expense resulting from the increased sales in the second quarter compared to the first quarter, partially offsetting this increase for reductions in warranty and travel costs.

Engineering and product development expense was $887,000 for Q2 compared to $923,000 for Q1, a decrease of $36,000 or 3%. The decrease was the result of reduced spending on R&D supplies, partially offset by an increase in patent legal costs.

General and administrative expense for the second quarter was $1.6 million compared to $1.5 million for the first quarter, an increase of $89,000 or 6%. The increase was driven by higher levels of officer bonus expense on increased profits in the second quarter compared to the first quarter.

Other income was $10,000 for the second quarter compared to $7,000 for the first and we accrued income tax expense of $697,000 during the second quarter compared to $125,000 booked in the first quarter.

Our effective tax rate was 34% in the second quarter compared to 30% in the first quarter. The increase in effective tax rate was driven by an increase in the level of earnings of our U.S. operations where we do not have deferred tax assets to offset our current tax expense relative to our German operations (where we still have deferred tax assets to fully offset current tax expense). We expect that our effective tax rate will range from 33% to 34% during the second half of 2014. And on June 30, 2014 we had total deferred tax assets of $1.6 million, down slightly from $1.7 million at the end of March. And our remaining net operating loss carry-forward at June 30 was $137,000 for domestic state and $2.2 million for foreign, related to our German operation.

Second quarter net income was $1.4 million or $0.13 per diluted share compared with first quarter net income of $286,000 or $0.03 per diluted share. Average shares outstanding were 10,456,000 at June 30.

Amortization and depreciation expense was $222,000 for the second quarter and EBITDA was $2.3 million for the second quarter, up from $628,000 for the first quarter.

Consolidated headcount at the end of March (which includes temporary staff) was 130, an increase of three individuals during the second quarter in our Mechanical Products segment.

I'll now turn to the balance sheet.

Cash and cash equivalents at the end of the second quarter were $19.6 million, up $763,000 from March 31. We currently expect the cash and cash equivalents will increase throughout 2014.

Accounts receivable also increased during the quarter by $1.9 million to $7.7 million at June 30.

Inventory increased slightly to $3.9 million at the end of the second quarter and capital expenditures during the second quarter were $224,000 compared to $200,000 in the first quarter. The additions were primarily in our Thermal and Mechanical Products segments and related and represented additions to our leased systems.

Bob provided consolidated and segment booking data earlier in the call so I will provide the backlog, which at the end of June was $4.8 million, up slightly from $4.5 million at the end of March.

In terms of our financial outlook, as noted in our earnings release, based upon the normal seasonality we see at this time each year in our business, we expect that net revenue for the quarter ending September 30, 2014 will be in the range of $10.5 to $11.5 million, with net earnings ranging from $0.07 to $0.10 per diluted share. We currently expect that our Q3 2014 product mix will be slightly less favorable than the second quarter and that the third quarter gross margin will range from 46-48%.

Operator that concludes our formal remarks, we can now take questions.

Operator:

Absolutely, and as a reminder everyone, that is Star 1 to ask a question. And your first question will come from Theodore O'Neill with Ascendiant Capital Markets.

Theodore O'Neill:

Thank you. Good quarter. And I was wondering - could you repeat that Hugh? Did you say third quarter margin was going to be between 46% and 48%?

Hugh Regan:

Correct. Correct, Theodore.

Theodore O'Neill:

Okay. Now in guiding for revenue to be lower sequentially into the third quarter, can you give us some idea if it's semi or non-semi related or both?

Hugh Regan:

I would say it's both. And you know at this point we could - I'm sorry for being tongue-tied Theodore. We expect semi to remain relatively strong. Our non-semi in the - or excuse me, our semi in our thermal business was sequentially down and we're optimistic that we'll actually see that number improving during the quarter. But we expect both to be trailing down on consolidated for total.

Theodore O'Neill:

Okay and I seem to recall there was either a milestone or there was some kind of milestone for the nuclear products that was going to happen in the third quarter. Or was it revenue, or am I mistaken about that?

Hugh Regan:

Your recollection is correct, and it is revenue. And that's actually a fourth quarter event and not a third quarter event for us. So actually we've got Jim Pelrin on the line. Jim, if we can just confirm that with you. I believe ......

James Pelrin:

Certainly. Actually the milestone was we were expecting initial orders in Q2 which indeed we got. We got orders for two systems which will be delivered and we'll recognize the revenue in the fourth quarter.

Theodore O'Neill:

Okay thanks very much.

Operator:

And once again that is Star 1 to ask a question. From Summit Research we'll hear from Srini Sundararajan.

Srini Sundararajan:

Hi. Just had a question on your semi-test. Between the first half and the second half, how much was the revenue from semi-test in the first half? And you are saying that it will be better in the second half, so I just wanted to know how much was it in the first half from semi-test?

Hugh Regan:

Sure Srini, one moment. First half semi-test revenues - bear with me. I'm just having to add this up real quick. Let's see. First half semi revenues were $17.089 [million].

Srini Sundararajan:

Okay. And you are saying that second half should be better than that, right?

Hugh Regan:

We expect that second half semi-revenues - well, we don't expect it to increase. As we've guided we expect revenues to decline in the third quarter as they would seasonally. We've not provided fourth quarter guidance yet, but historically the fourth quarter tends to trend down from the third.

So the earlier question that Theodore had asked was do we expect with revenues declining from Q2 to Q3 for there to be declines in both semi and non-semi. And my response was we would expect both semi and non-semi revenue to decline as we go into that quarter. We could see an anomaly but at this point our internal forecast is looking as both will decline slightly.

Srini Sundararajan:

Okay, and how - about your ((inaudible)) business meaning how much of your revenues - how much of your orders get converted to revenues in a quarter?

Hugh Regan:

Well that depends, Srini. It can be as high as 70%. We can book and ship through at least the second month in the quarter - and sometimes into the third month in the quarter. So that's why I'm saying it's between 60% and 70% can turn in the quarter.

Srini Sundararajan:

And my last question is kind of like a suggestion. I think when you are saying that you have optical transceiver test business, I think calling it non-semiconductor is actually playing it down. You should actually play it up as advanced technology business because that's what it is. It is perhaps even more complicated than the semiconductor test business. So probably by terming it non-semiconductor you might be doing it a disservice. Just my two cents, that's all.

Hugh Regan:

Wonderful. Well we thank you for your thought on that Srini. Any other questions?

Srini Sundararajan:

Talk about 2015 and yes I'd like - I don't want you to give guidance but anything like outstanding trends that you see, not necessarily about your business but about the environment in which we operate in, like the ambient environment in which we operate in regarding 2015. Do you see any potential new avenues opening up or something improving from this year?

Hugh Regan:

Well clearly we would hope to see an increase from '14 to '15. I think as we've said in the past our visibility is very limited to three months, six months at best. So we really have no visibility into 2015 at this point. So I think we're uncomfortable trying to quantify where we would see revenues going at this point.

But we believe the direction of the trend is favorable for the semi business in 2015 relative to 2014 based upon discussions that we've had with customers and other information that we've read.

Srini Sundararajan:

Thank you so much.

Hugh Regan:

You're very welcome Srini.

Operator:

And next we'll take a question from Mercel Herbst with Herbst Capital Management.

Marcel Herbst:

Hello. Thank you so much for taking my questions and congratulations on ...(audio cut out - inaudible).. seems to be developing really well compared to last year. Is customer feedback in your pipeline of prospects strong enough to suggest further market share gains as we enter 2015?

Hugh Regan:

Robert.

Robert Matthiessen:

Well that's hard for us to tell because most of our competitors are non-public so we're not sure what they're doing. I would expect in certain areas --perhaps in the electrical business -- that we've had some gains. In the mechanical business it goes back and forth but we certainly have had some gains in docking. Jim, do you want to comment on the thermal business?

James Pelrin:

Well I think that we're in a slightly different situation in the thermal business. A large part of our business is based on one product line that we kind of have a dominant market share in, and we expect to keep that. We don't expect to see any erosion there. And our entire strategy is to grow outside of the semiconductor business which means grabbing market share from someone else.

Marcel Herbst:

Okay thank you. And regarding your large thermal customer that plans a new manufacturing facility in the Midwest, if your products are included when would you expect to get initial orders and what revenue opportunity does such a new factory represent?

James Pelrin:

Well that's a little difficult to say. We're in discussions with them right now about their requirements. They are constructing a new factory which quite frankly is behind schedule. So it's been pushed out and we really haven't gotten to the point where we can predict what their ultimate requirements will be.

I would expect - I would hope that that'll - it'll certainly become clear, but before the year end. I'm hoping it'll become clearer by the end of the quarter. However, it may not the third quarter because this particular customer is on a fiscal year that ends at the end of the third quarter. So we may have to wait till the fourth quarter to see what budget has been approved.

Marcel Herbst:

Hm, okay. And on the China topic. You mentioned additional orders expected late in the first quarter or early in the second quarter from Chinese customers which could total you said about 20 systems. Can you give us an update on that?

James Pelrin:

Well we did receive orders from China and Taiwan that totaled 25 systems during the quarter. And that's one of the things that drove the non-semi business. And that was driven almost entirely by the transceiver market.

Marcel Herbst:

Mm, okay, good. Thanks so much.

Operator:

And as a reminder to our listening audience, that is Star 1 to ask a question. And we'll take a question from Les Sulewski with Sidoti & Company.

Les Sulewski:

Hello Hugh?

Hugh Regan:

Hi Les.

Les Sulewski:

Can you hear me?

Hugh Regan:

Yes we can now.

Les Sulewski:

Okay thank you. Thank you for taking my questions. So first I wanted to know if there was any seasonality that came into play with this quarter that perhaps there were some orders that floated from first quarter to this one.

Hugh Regan:

I wouldn't say that we had push-out from Q1 into Q2. We may have experienced some pull-in from Q3 to Q2 similar to what Teradyne had said in their press release, although I'm not aware of any specific instances of that but my colleagues that run all three business segments in the room, so I'm not aware Dan or Jim that you had any pull-in this quarter of significance. And if they did they would be speaking up now.

So Les, I mean the seasonality, we see clearly is in our third quarter guidance where we are seeing the normal third quarter somewhat - not slowdown but demand slightly diminishing from the level seen in the level of the second quarter. And we would expect that to continue into the fourth quarter as it has for a number of years.

Les Sulewski:

Okay that's helpful. Another thing do you see - do you have any visibility on what your customers are putting the orders in? Is it more of replacement orders specifically in mechanical and electrical? Or is it for new equipment?

Hugh Regan:

I'll defer to Dan Graham on that.

Daniel Graham:

It's actually a mix Les. There's new capital of course that gets approved for expansion of the existing facilities. But there's also people who are rearranging things, sending equipment off to subcontractors in China for example. And they ship some things out; then they need new docking or manipulators to go along with it. So it's really a mix.

Les Sulewski:

Okay and then Dan perhaps if you could can you talk a little bit more about some of the new products coming in, maybe get into what's typical lead time for testing before it becomes commercialized?

Daniel Graham:

Well the new products in the mechanical side are predominantly in the docking - there's been a move in recent quarters to want more automation, more push button type automation. So we developed IntellaDOCK. We expect to receive some significant orders in the third quarter for that product.

We're also - on the electrical side we've developed a new family of interfaces for the Flex, the Teradyne Flex family of testers of which there are three. That's a very important tester. It's the dominant one in the market right now. So we're just really starting to roll that out. We've shipped the first units but we expect to continue to build on that. Does that answer your question Les or was there was something else right?

Les Sulewski:

No that's helpful. Is there perhaps some pricing issue that maybe you take a little bit of a lower margin initially and then as costs perhaps get a little bit better maybe pricing gets increased later on? Is that typically how it works with some of the new product rollouts?

Hugh Regan:

Yeah well Les I'll tell you pricing is always very competitive. We face stiff competition from the companies we compete with. So we find our customers are always trying to get us to reduce the price that we sell products to them at. And we're battling to maintain margin.

But the good news is we're developing new products all the time which enables us to try and maintain a margin profile with our customers.

Les Sulewski:

Okay. Thank you so much.

Hugh Regan:

You're welcome.

Operator:

And our next question will come from William Jones with Morgan Stanley.

William Jones:

Thanks for taking my question. Robert, in the past you have shared in a presentation or two a goal to get to $100 million with the help of some acquisitions. And I have not heard acquisitions mentioned for a while. Where does the company stand in that space?

Robert Matthiessen:

We are actively pursuing that. We have several targets that we're interested in at the moment. And hopefully one of them will pan out. So yes that's still a major part of the plan.

William Jones:

This year or who knows?

Robert Matthiessen:

That's a who knows. I would hope this year but it's getting kind of late for this year to get any kind of a reasonable deal done I would think.

Hugh Regan:

Right. Bill this is Hugh Regan. As we maintain in our public documents and as we say on the road we continue to evaluate opportunities. But our lawyers always caution us to not say more than that. So when we do have something more to report we'll be happy to announce it, but at this point we just continue to look at opportunities.

William Jones:

Thanks.

Hugh Regan:

You're welcome. Operator, polling for additional questions?

Operator:

And we'll take a question from Marcel Herbst of Herbst Capital.

Marcel Herbst:

Just a quick follow-up on the offshoring of manipulators that you mentioned you have the pilot program going. How would you expect that to impact gross margins?

Robert Matthiessen:

Positively.

Hugh Regan:

This is our first order - as Dan mentioned earlier. We have preliminarily seen, based upon quotations from this vendor, that we will have some significant reduction in component material costs related to these products.

But clearly on the first units we're incurring additional cost of moving - we have staff - as a matter of fact we have a staff person on his way to China as we speak and then on to Malaysia -- and additional tooling costs.

So it will ultimately improve the margin, but in the near term, to be honest with you, I don't anticipate an improvement until we actually begin to move the production offshore. This is what we call a trial run on this particular unit of - this run of five.

Daniel Graham:

And, this is Dan Graham, we're of course moving carefully because we've heard a lot of horror stories about quality issues that come up through this sort of thing. So we've done a lot of work to try and prevent that from happening.

Marcel Herbst:

Excellent. Thank you very much.

[Non-material closing remarks omitted]

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